Exhibit 99.7

PHOENIX, Jan. 11, 2017 /PRNewswire/ -- Alpine 4 Technologies Ltd. (ALPP) has signed an agreement to acquire 100% of the shares of privately held McAlester OK-based Horizon Well Testing, an oil field services company.  The transaction is effective immediately, and payment will be in cash, debt and stock.  The purchase price is $5.5 million. The new Alpine 4 subsidiary's website can be accessed at www.horizonwelltesting.com.  Alpine 4 has also appointed Mr. Michael Steele to be the President of Horizon.

Important synergies will be realized at Horizon Well Testing as Alpine 4 uses the core of its "6th Sense Auto" inventory management system to create inventory management software for Horizon's heavy equipment asset base.  The new SaaS software package will allow Horizon to lead its industry in real-time reporting of equipment in the field.  Alpine 4 believes that the package will be the first in the oil service industry.

Alpine 4 CEO Kent B. Wilson commented, "This transaction represents a perfect opportunity to enhance the growth of Alpine 4, while at the same time expanding the reach of our inventory management software already being sold to automobile dealerships as '6th Sense Auto.'  Since our beginning, Alpine 4 is an opportunistic acquirer of companies that can benefit from Alpine 4's public opportunities and resources to drive future growth. The acquisition of Horizon furthers this strategy and allows Alpine 4 to continue its history of success by offering a strong portfolio of products and services to the oil services market, resulting in enhanced competitiveness within the industry."

Benefits of the transaction:

•	Alpine 4's acquisition of Horizon will broaden the Alpine 4 portfolio to the industrial and oil services industry; an industry that is primed for strong growth in 2017 and 2018.

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As a leader in its industry, Horizon will also be using one of Alpine 4's subsidiary company's (ALTIA) automotive aftermarket safety device products called "BrakeActive" and is expected to be one of the first commercial fleets in its industry to use a pulsing 3rd brake light safety system.

Alpine 4 is also proud to announce that Mr. Michael Steele will serve as President of Horizon.  Michael brings over 20 years of executive and project management experience to Horizon.  He has a BA and a Masters of Science from the University of Arizona.

Contact Press: Ian Kantrowitz, Director of Investor Relations

Forward-Looking Statements: The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.